UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2016

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

225 Union Blvd., Suite 600
Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 974-2140
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 4, 2016, Energy Fuels Inc. (the “Company”) held a special meeting (the “Meeting”) of the holders of its floating rate convertible unsecured subordinated debentures (the “Debentures”) in order to approve the following amendments to the Debentures (the “Amendments”):

1.	Extend the maturity date of the Debentures from June 30, 2017 to December 31, 2020;
2.	Reduce the conversion price of the Debentures from Cdn$15.00 to Cdn$4.15 per common share of the Company;
3.

Add a redemption provision that enables the Company to redeem the Debentures upon providing not less than 30-days’ notice, in cash, in whole or in part, at any time after June 30, 2019, but prior to maturity, at a price of 101% of the aggregate principal amount redeemed;

4.

Add a right in favor of each Debentureholder to enable the Debentureholder to require the Company to purchase, for cash, on June 30, 2017 up to 20% of the Debentures held by the Debentureholder at a price equal to 100% of the principal amount purchased; and

5.	Make amendments to the Indenture (as hereinafter defined) as required by the U.S. Trust Indenture Act of 1939, and remove provisions of the Indenture that no longer apply.

The Debentures were originally issued on July 24, 2012 pursuant to the Convertible Debenture Indenture dated July 24, 2012 (the “Indenture”) between the Company and BNY Trust Company of Canada (the “Trustee”). Following the Meeting, the Company entered into the Amended and Restated Convertible Debenture Indenture dated August 4, 2016 (the “Amended Indenture”) among the Company, the Trustee and The Bank of New York Mellon (the “U.S. Trustee”) in order to implement the Amendments.

As of August 4, 2016, a total of Cdn$22,000,000 principal amount of Debentures were outstanding. The Debentures accrue interest, payable semi-annually in arrears on June 30 and December 31 of each year at a fluctuating rate, of not less than 8.5% and not more than 13.5% per year, indexed to the simple average spot price of uranium as reported on the UxC Weekly Indicator (Spot Price) published by the Ux Consulting Company, LLC. The Debentures may be redeemed in whole or part, at par plus accrued and unpaid interest by the Company at any time prior to maturity provided the volume weighted average trading price of the common shares of the Company (the “Common Shares”) on the Toronto Stock Exchange (“TSX”) during the 20 consecutive trading days ending five days preceding the date on which the notice of redemption is given is not less than 125% of the conversion price. The interest rate applicable to the Debentures remains unchanged, and the following chart displays the interest rate applicable to the Debentures at various U3O8 price levels:

UxC U3O8 Weekly Indicator Price	Annual Interest Rate
Up to $54.99	8.50%
$55.00–$59.99	9.00%
$60.00–$64.99	9.50%
$65.00–$69.99	10.00%
$70.00–$74.99	10.50%
$75.00–$79.99	11.00%
$80.00–$84.99	11.50%
$85.00–$89.99	12.00%
$90.00–$94.99	12.50%
$95.00–$99.99	13.00%
$100 and above	13.50%

Interest is paid in cash and in addition, unless an event of default has occurred and is continuing, the Company may elect, from time to time, subject to applicable regulatory approval, to satisfy its obligation to pay interest on the Debentures, on the date it is payable under the indenture (i) in cash; (ii) by delivering sufficient Common Shares to the Trustee, for sale, to satisfy the interest obligations in accordance with the Amended Indenture in which event holders of the Debentures will be entitled to receive a cash payment equal to the proceeds of the sale of such Common Shares; or (iii) any combination of (i) and (ii).

Upon redemption or at maturity, the Company will repay the indebtedness represented by the Debentures by paying to the Trustee in Canadian dollars an amount equal to the aggregate principal amount of the outstanding Debentures which are to be redeemed or which have matured, as applicable, together with accrued and unpaid interest thereon.

Subject to any required regulatory approval and provided no event of default has occurred and is continuing, the Company has the option to satisfy its obligation to repay the Cdn$1,000 principal amount of the Debentures, in whole or in part, due at redemption or maturity, upon at least 40 days’ and not more than 60 days’ prior notice, by delivering that number of Common Shares obtained by dividing the Cdn$1,000 principal amount of the Debentures maturing or to be redeemed as applicable, by 95% of the volume-weighted average trading price of the Common Shares on the TSX during the 20 consecutive trading days ending five trading days preceding the date fixed for redemption or the maturity date, as the case may be.

In the event of a change in control of the Company, as that term is defined in the Amended Indenture, the Company must make a written offer to the Debentureholders to purchase all of the then outstanding Debentures at a price equal to 100% of the principal amount plus accrued and unpaid interest or convert the Debentures into Common Shares pursuant to a formula set forth in the Amended Indenture.

The Amended Indenture sets forth certain events which constitute an event of default, as that term is defined in the Amended Indenture, in the event of which, the principal, interest and premium (if any) on all Debentures then outstanding may become immediately due and payable to the Trustees. Such payment acceleration is within the discretion of the Trustees unless at least 25% of the principal amount of Debentures outstanding request, in writing, that such payment be accelerated, in which case acceleration is non-discretionary.

The foregoing summary of the Amendments and the Amended Indenture is subject to the full terms of the Amended Indenture which is filed as Exhibit 4.1 to the Company’s Form 10-Q Quarterly Report for the quarter ended June 30, 2016 filed with the SEC on August 5, 2016.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 above “Entry Into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1

Amended and Restated Convertible Debenture Indenture dated as of August 4, 2016 (incorporated by reference from the Company’s Form 10-Q Quarterly Report for the quarter ended June 30, 2016 filed with the SEC on August 5, 2016).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)

Dated: August 8, 2016	By: /s/ David C. Frydenlund
David C. Frydenlund
Senior Vice President, General Counsel and Corporate
Secretary